Exhibit 99.1
LL&E-ROYALTY TRUST
LL&E ROYALTY TRUST ANNOUNCES NEW TRADING SYMBOL
LL&E ROYALTY TRUST
The Bank of New York Mellon Trust Company, N.A. — Trustee
NEWS
RELEASE
FOR IMMEDIATE RELEASE
AUSTIN, TEXAS (November 19, 2009) — LL&E Royalty Trust (NYSE: LRT) announced today that arrangements for the transition of trading in Units of Beneficial Interest (the “Units”) in the Trust from the New York Stock Exchange to the Over-The-Counter market on Pink Sheets have been completed. The Trust has been informed that the Units will be traded under the new ticker symbol “LRTR” effective on November 20, 2009. Pink Sheets is a centralized quotation system that collects and publishes quotes for over the counter securities.
During 2006 and 2007 the Trust’s net revenues were below the minimum amounts required by the Trust’s governing documents for the continuation of the Trust. Consequently, in accordance with its governing documents, the Trust terminated effective December 31, 2007 and is required to sell its assets. The Trustee announced on October 22, 2008 that the Trustee had determined that, in light of market conditions, it was in the best interests of the Unitholders to postpone the sale of the Trust’s assets. As previously announced, on November 11, 2009, the Trust sold its interests in the south Louisiana properties described in the Trust’s public filings as the “Fee Lands.” The Trustee continues to review market conditions frequently, and intends to recommence the marketing process for the rest of the Trust’s assets as soon as practicable.
This press release contains statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release, other than statements of historical facts, are “forward-looking statements” for purposes of these provisions. These forward-looking statements include those relating to the trading of the Units on Pink Sheets, estimates of the length of the postponement of the sale of the Trust’s assets and all statements regarding the future status and termination of the Trust. An investment in Units issued by LL&E Royalty Trust is subject to the risks described in the Trust’s Annual Report on Form 10-K for the year ended December 31, 2008, and all of its other filings with the Securities and Exchange Commission. The Trust’s annual, quarterly and other filed reports are available over the Internet at the SEC’s web site at http://www.sec.gov.

Contact:	LL&E ROYALTY TRUST
The Bank of New York Mellon Trust Company, N.A., as Trustee
Mike Ulrich
(800) 852-1422
www.businesswire.com/cnn/lrt.htm